EXHIBIT 10.124

                      ASSIGNMENT DATED DECEMBER 29, 1995 TO
              NUOASIS INTERNATIONAL, INC., A CALIFORNIA CORPORATION


                                   ASSIGNMENT



         KNOW ALL THESE MEN BY THESE PRESENTS:

         THIS ASSIGNMENT AND BILL OF SALE is made and entered into by and between Nona Morelli's II Inc., a Colorado corporation ("Assignor"), and NuOasis International Inc., a California corporation ("Assignee").

         WITNESSETH: That for and in consideration of the issuance of shares of Assignee's $.01 par value common stock, and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby bargains, sells, grants and conveys unto Assignee all of its rights, duties, and obligations under the Asset Purchase Agreement made by it with Silver Faith Development Limited, a Hong Kong corporation, ("Silver Faith") dated September 28, 1995 (the "Agreement"), concerning the purchase of certain real estate and improvements located in Mainland China, commonly known as the Peony Garden Project, more fully described in such Agreement which is attached hereto as Exhibit "A" and incorporated herein by reference.

         By its acceptance of this assignment, Assignee assumes the performance of all of Assignor's duties and obligations under the Agreement, and will hold Assignor harmless from any liability or loss resulting from the performance or non-performance of these duties and obligations.

         Assignor warrants that it has the power and authority, and does hereby sell and transfer the Agreement to Assignee, free and clear of all liens and encumbrances.

         For the same consideration, Assignor covenants with Assignee, its heirs, successors, and assigns that Assignor is the lawful owner of and has good title to the Agreement, free and clear of all liens, encumbrances or adverse claims; that the Agreement is in full force and effect, and that Assignor will warrant and forever defend any claims of default, or breach by Silver Faith.

         IN WITNESS WHEREOF, I have caused this instrument to be executed effective the 29th day of December, 1995.

                                   "Assignor"
                                   NONA MORELLI'S II INC.



                                   By:-----------------------------------------
                                      Name:
                                      Title:

                                   EXHIBIT "A"

                                     to the
                                   Assignment
                              dated December 29, 1995



                            ASSET PURCHASE AGREEMENT